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                                                                    EXHIBIT 10.8


                   [MILLER EXPLORATION COMPANY - LETTERHEAD]

                                 June 30, 1999

Mr. C.E. "Gene" Miller
Eagle Investment Inc.
3140 Logan Valley Road
Traverse City, MI  49685

        RE:  Purchase Letter Agreement
             Heffelfinger 25-1 Well
             T7S-R4W Section 25 and 36
             Hillsdale County, MI

Dear Gene,

     This Purchase Letter Agreement "hereinafter referred to as "the Agreement" is written for the purpose of setting forth the terms and conditions between Miler Exploration Company ("Miller") and Eagle Investment, Inc. ("Eagle") with respect to Eagle's purchase of fifty-three percent (53%) of 8/8ths interest in Miller's Heffelfinger 25-1 Well ("the well") located in Hillsdale County, MI. The terms and conditions of Eagle's acquisition are as follows:

     1. Upon execution of the Agreement, Eagle will pay to Miller one million dollars ($1,000,000.00) for an assignment of fifty-three percent (53%) of 8/8ths of Miller's interest in the well.

     2. Miller will assign to Eagle an undivided fifty-three percent (53%) of 8/8ths of Miller's interest in the well, all associated equipment, pipelines,and facilities, and only the leasehold interest included in the Southeast 1/4 of Section 25 and the North 1/2 of the Northeast 1/4 of Section 36 T7N-R4W.

     3. Miller agrees to install at its sole cost and risk all necessary production equipment, pipeline, and facilities on the well. Eagle will pay its proportionate share of all cost and expenses associated with the well subsequent to commencement of production. Eagle will have full use of the production equipment, pipeline, and facilities on the well.

     4. Miller agrees to indemnify and hold harmless Eagle, its successors and assigns from any and all liabilities incurred as a result of Miller's operations on the well prior to commencement of production. All liabilities incurred after commencement of production shall be shared equally amongst the parties.

     5. The parties agree to execute a mutually acceptable 1982 Form Joint Operating Agreement providing for Miller as operator, a COPAS monthly producing well fixed overhead rate of $475.00 and an Area of Mutual Interest provision covering the jointly owned area.

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Page 2
Heffelfinger 25-1 Well
Purchase Letter Agreement
June 30, 1999


     6. Miller agrees to give Eagle access in Miller's Traverse City office to the 3-D seismic survey acquired by Miller covering the well.

     7. Miller's conveyance of the leasehold interest included in the pooled unit shall be without warranty of title by Miller, except as to its own acts, and shall be subject to the terms, provisions and conditions of the said oil and gas leases and that there are no burdens on the leases other than the lessors' royalty. Materials, personal property, fixtures and equipment shall be transferred in an "AS IS, WHERE IS" condition and all warranties of mechantability and fitness for particular purposes and other warranties, expressed or implied shall be and are hereby expressly disclaimed by Miller.

     8. The parties agree that prior to the commencement of production from the well, Miller will have the sole right to repurchase the interest sold to Eagle in the well under the same terms and conditions as setout in paragraph #5 in that certain April 1, 1999 Letter Agreement between Miller and Eagle. Miller's sole right to repurchase the well will terminate upon commencement of production from the well.

     Please indicate your acceptance of the terms and conditions of this Agreement by signing where provided below.

                                        Sincerely,

                                        MILLER EXPLORATION COMPANY

                                        /s/ C.W. Measley. Jr.
                                        --------------------------------------
                                        C.W. Measley. Jr.
                                        Manager Land & Acquisitions

AGREED TO AND ACCEPTED THIS 1st DAY OF JULY 1999.

EAGLE INVESTMENTS INC.

BY:/s/ C.E. Miller
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       C.E. ("Gene") Miller,President